EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 10, 2016, with respect to the financial statements of Nuveen Unit Investment Trust, Series 151, comprising Nuveen Zacks Select Equities Blend Portfolio, 3Q 2016 and Nuveen Zacks Select Equity Income Portfolio, 3Q 2016, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-212161) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

August 10, 2016